Exhibit (a)(5)(lxxvii)

Gibson, Dunn & Crutcher Attn: Dickey, Jonathan C. 1530 Page Mill Rd. Palo Alto, CA 94304	Bingham McCutchen, LLP Attn: Balabanian, David M. Three Embarcadero Center San Francisco, CA 94111-4067

Superior Court of California, County of Alameda

Rene C. Davidson Alameda County Courthouse

Peoplesoft, Inc. Plaintiff/Petitioner(s) vs. Oracle Corporation	No. RG03101434 Order Demurrer to the First Amended Complaint Sustained

Defendant/Respondent(s) (Abbreviated Title)

The Demurrer to the First Amended Complaint filed for Pepper Acquisition Corp. and Oracle Corporation was set for hearing on 11/04/2003 at 10:00 AM in Department 22 before the Honorable Ronald M. Sabraw. The Tentative Ruling was published and was contested.

The matter was argued and submitted, and good cause appearing therefore,

IT IS HEREBY ORDERED THAT:

The tentative ruling is affirmed as follows: Demurrer of Oracle to the First Amended Complaint is OVERRULED in part, SUSTAINED WITH LEAVE TO AMEND in part, and SUSTAINED WITHOUT LEAVE TO AMEND in part.

PeopleSoft’s First Amended Complaint alleges that Oracle has made false and misleading factual representations about PeopleSoft to its customers and the public about PeopleSoft’s products, PeopleSoft’s economic viability, as well as Oracle’s products and plans. (P’s oppo at 1:12-19.) PeopleSoft is not challenging the statements that Oracle made in its tender offer. (P’s oppo at 1:11-12.)

The parties have not identified clear appellate guidelines concerning the interaction of federal law regarding disclosures to shareholders made pursuant to the tender offer and state law regarding alleged misrepresentations to customers and prospective customers.

There is no authority for the proposition that Oracle’s pending tender offer for Peoplesoft gives it legal immunity from liability for actions that would be actionable in the absence of the tender offer. Likewise, there is no authority for the proposition that merely filing a document with the SEC creates a privilege for everything stated in the document. Civil Code 47 does not protect routine filings with the SEC. ComputerXpress, Inc. v. Jackson (2001) 93 Cal. App. 4th 993, 1009, cited by Oracle, is distinguishable because it concerned filings with the SEC soliciting an SEC investigation and was a communication to or from governmental officials in anticipation of formal proceedings.

Therefore, the Court has viewed the claims through the prism of “would the First Amended Complaint state a claim if Oracle had engaged in the conduct alleged in the absence of a tender offer for PeopleSoft.”

First Cause of Action (Business and Professions 17500). OVERRULED. The 1AC adequately alleges false statements concerning PeopleSoft. (1AC at para 54; P’s Oppo at 6:10-28.)

Second Cause of Action (Intentional Interference with Contractual Relations). SUSTAINED WITH

Order

LEAVE TO AMEND to allege that Oracle knew of and intended to interfere with specific contracts with specific customers. Quelimane Co. v. Stewart Title Guaranty Co., 19 Cal. 4th 26, 55, defines the elements of the cause of action for intentional interference with contractual relations as (1) a valid contract between plaintiff and a third party; (2) defendant’s knowledge of this contract; (3) defendant’s intentional acts designed to induce a breach or disruption of the contractual relationship; (4) actual breach or disruption of the contractual relationship; and (5) resulting damage.” The 1AC does not adequately allege a claim of interference with PeopleSoft’s current customers because it does not allege that Oracle knew of any specific contract and intentionally acted to breach or disrupt that contract. General allegations that Oracle knew that PeopleSoft had contracts with unspecified customers and that Oracle’s actions were likely to cause a breach or disruption of those unspecified contracts is not sufficient to state a claim.

Third Cause of Action (Trade Libel). OVERRULED. Trade libel is defined as an intentional disparagement of the quality of property, which results in pecuniary damage to plaintiff. Polygram Records, Inc. v. Superior Court, (1985) 170 Cal. App. 3d 543, 548. The 1AC adequately alleges a claim of trade libel. (1AC at para 32, 54, 63, 80(b), 82-83). The First Amended Complaint does not state a claim for defamation.

Fourth Cause of Action (Intentional Interference with Prospective Economic Advantage).

OVERRULED. Korea Supply Co. v. Lockheed Martin Corp., 29 Cal. 4th 1134, 1154, states that the elements of the tort of intentional interference with prospective economic advantage are (1) an economic relationship between the plaintiff and some third party, with the probability of future economic benefit to the plaintiff; (2) the defendant’s knowledge of the relationship; (3) intentional and wrongful acts on the part of the defendant designed to disrupt the relationship; (4) actual disruption of the relationship; and (5) economic harm to the plaintiff proximately caused by the acts of the defendant. Della Penna v. Toyota Motor Sales, U.S.A., 11 Cal. 4th 376, 392-393, stresses that a plaintiff seeking to recover for alleged interference with prospective economic relations has the burden of pleading and proving that the defendant’s interference was wrongful “by some measure beyond the fact of the interference itself.”

Oracle asserts that its actions were not independently wrongful under the competition privilege. Bed, Bath & Beyond of La Jolla, Inc. v. La Jolla Village, 52 Cal. App. 4th 867, 880, states that California law has long recognized a “competition privilege” that protects one from liability for inducing a third person not to enter into a prospective contractual relation with a business competitor. The privilege applies where (a) the relation [between the competitor and third person] concerns a matter involved in the competition between the actor and the competitor, and (b) the actor does not employ improper means, and (c) the actor does not intend thereby to create or continue an illegal restraint of competition, and (d) the actor’s purpose is at least in part to advance his interest in his competition with the other. This is an element of the claim. Gemini Aluminum Corp. v. California Custom Shapes, Inc., 95 Cal. App. 4th 1249, 1256.

The 1AC adequately alleges intentional and wrongful acts such as deceptive advertising that, if true, might support a claim. (1AC at para 5, 19, 22, 25, 28, 32, 50, 54-55, 59, 63, 70-71).

Fifth Cause of Action (Negligent Interference with Prospective Economic Advantage). SUSTAINED WITHOUT LEAVE TO AMEND. Lange v. TIG Ins. Co., 68 Cal. App. 4th 1179, 1187-1188, holds, “The tort of negligent interference with economic relationship arises only when the defendant owes the plaintiff a duty of care. For negligent interference, a defendant’s conduct is blameworthy only if it was independently wrongful apart from the interference itself.” The First Amended Complaint alleges that PeopleSoft and Oracle are competitors and that Oracle intended to acquire PeopleSoft. (1AC para 17.) Under these circumstances, PeopleSoft cannot allege that Oracle owed it a duty of care.

Sixth Cause of Action (Business and Professions 17200). SUSTAINED WITH LEAVE TO AMEND. The Court cannot determine the nature of the claim.

A plaintiff alleging an unfair business practice under the UCL must state with reasonable particularity the facts supporting the statutory elements of the violation. Khoury v. Maly’s of California, Inc. (1993) 14 Cal. App. 4th 612, 619. Reasonable particularity is required because a UCL “unlawful” or “unfair” claim could borrow from or be tethered to any federal, state or municipal statute or regulation or any body of case law. Gregory v. Albertson’s, Inc. (2002) 104 Cal. App. 4th 845, 851, 854; Wang v. Massey Chevrolet (2002) 97 Cal. App. 4th 856, 871. Just as a pleading would be uncertain if it asserted that the defendant violated “any or all California statutes,” a pleading is uncertain if it asserts a

Order

UCL claim that a business practice is unlawful, unfair, or fraudulent without providing greater specificity.

The Court observes that responding to a cause of action under the UCL presents many of the same challenges as determining the statute of limitations under the Unruh Act. In Gatto v. County of Sonoma (2002) 98 Cal. App. 4th 744, 754-760, the Court held that although the Unruh Act comprises only Civil Code section 51, all Unruh Act claims are not subject to the same statute of limitations. The Court noted that the Unruh Act “is increasingly treated as an omnibus anti-discrimination statute no longer limited to merely ensuring equal access to accommodations,” that Courts should not assume that all Unruh Act claims are subject to the same statute of limitations, and that such an assumption “fails to attend to the complexity of the Unruh Act and the variety of claims that may be adjudicated under its rubric.” The Court concluded that no single statute of limitations applies to all claims under the Unruh Act and that the nature of the claim will determine the applicable limitations period. Similarly, although the UCL is a single statute all UCL counts do not state a single cause of action. The statute is complex and a plaintiff may seek to adjudicate a variety of causes of action under its rubric.

Therefore, Plaintiff must identify the business practice(s) at issue, and if applicable, the statutes, regulations or other law borrowed in support of an “unlawful” claim, the statutes, regulations or other law to which any “unfair” claim may be tethered, and the misrepresentations or omissions that support any “fraudulent” claim.

If applicable, Plaintiff should consider stating separate causes of action for the unlawful, unfair, and fraudulent claims.

FURTHER PLEADING.

Plaintiff must file any Second Amended Complaint on or before November 21, 2003. Defendant must file a responsive pleading on or before December 12, 2003.

Dated: 11/05/2003	/s/ JUDGE RONALD M. SABRAW

Judge Ronald M. Sabraw

Order

SHORT TITLE: Peoplesoft, Inc. VS Oracle Corporation	CASE NUMBER: RG03101434

ADDITIONAL ADDRESSEES

Bingham McCutchen LLP Attn: Hibbard, Stephen D Three Embarcadero Center San Francisco, CA 94111-4067

Davis Polk & Wardwell Attn: Kelly, William M 1600 El Camino Real Menlo Park, CA 94025

Order

Superior Court of California, County of Alameda

Rene C. Davidson Alameda County Courthouse

Case Number: RG03101434

Order After Hearing Re: of 11/05/2003

DECLARATION OF SERVICE BY MAIL

I certify that I am not a party to this cause and that a true and correct copy of the foregoing document was mailed first class, postage prepaid, in a sealed envelope, addressed as shown on the foregoing document or on the attached, and that the mailing of the foregoing and execution of this certificate occurred at 1225 Fallon Street, Oakland, California.

Executed on 11/05/2003.

Executive Officer / Clerk of the Superior Court

By

Deputy Clerk